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                                                                    EXHIBIT 99.1



                                           FOR IMMEDIATE RELEASE
CONTACT:
                                           Stephen D. Axelrod, CFA
Mitchell Herman, CFO                       Andria Arena (Media)
Asta Funding, Inc.                         Wolfe Axelrod Weinberger Assoc. LLC
(201) 567-5648                             (212) 370-4500; (212) 370-4505 (Fax)
                                           steve@wolfeaxelrod.com
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               ASTA FUNDING ANNOUNCES NEW EXPANDED CREDIT FACILITY

        - Credit Line Increased to $60 Million and Extended to May 2006 -

ENGLEWOOD CLIFFS, NJ, May 12, 2004 -- Asta Funding, Inc., (NASDAQ: ASFI), a leading consumer receivable asset management and liquidation company, today announced that it had arranged a new, expanded credit facility through a consortium of leading financial institutions.

The new credit facility provides for borrowings of up to $60 million, on a revolving basis, for a period of two years. This marks a significant increase in funds availability as compared to the Company's previous $35 million facility.

Gary Stern, president and chief executive officer, noted, "Asta has secured a significantly expanded credit facility, at favorable terms to the Company, from an outstanding group of banks. While we anticipate that future consumer receivable portfolio acquisitions will continue to be principally funded from operating cash flow, this facility will enhance our flexibility to take advantage of market opportunities as they arise."

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Asta Funding, Inc.

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at www.astafunding.com.

Except for historical information contained herein, the matters set forth in this news release are "forward- looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s Form 10-K for the fiscal year ended September 30, 2003, and those described from time to time in Asta Funding, Inc.'s other filings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all. Asta Funding, Inc.'s reports with the Securities and Exchange Commission are available free of charge through its website at www.astafunding.com.


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